Contacts:
Ira Lamel/Mary Anthes	Jeremy Fielding/David Lilly
The Hain Celestial Group, Inc.	Kekst and Company
631-730-2200	212-521-4800

THE HAIN CELESTIAL GROUP ANNOUNCES
THE ACQUISITION OF DAILY BREAD, LTD.

EXPANSION OF FRESH, CHILLED OPERATIONS
IN THE UNITED KINGDOM

Melville, NY, April 2, 2008—The Hain Celestial Group, Inc. (NASDAQ: HAIN), a leading natural and organic food and personal care products company, today announced the acquisition of Daily Bread, Ltd., a London-based producer of branded fresh prepared foods for the foodservice channel in the United Kingdom.

“Building upon the foundation established by our entry into the United Kingdom nearly two years ago, Daily Bread™ strengthens our existing prepared foods operation with a branded fresh platform, primarily serving the United Kingdom market,” said Irwin D. Simon, President and Chief Executive Officer of The Hain Celestial Group. “We’re pleased to be joined by Timothy J. Roupell, founder of Daily Bread over 20 years ago, as Executive Director—Daily Bread, who will report to David Arrow, Managing Director—Hain Celestial UK. Tim will further the efforts of Hain Celestial UK’s team in delivering a broad-based fresh prepared foods offering to capitalize on the growth opportunities that exist in this category. We’re excited about the potential to expand our fresh branded products in the United Kingdom and in Europe with additional offerings and to increase the sales of our other branded grocery and snacks products in the foodservice and grocery channels.”

Daily Bread is an accredited supplier to Buckingham Palace, museums, sporting establishments, companies and event caterers, and since 2003, Daily Bread has held a Royal Warrant, by Appointment to Her Majesty the Queen.

Daily Bread generated approximately £12 million (or $24 million) in continuing sales in its last fiscal year. Terms of the acquisition, which closed yesterday, were not disclosed. The transaction is expected to be accretive to Hain Celestial’s earnings during its fiscal year 2009.

The Hain Celestial Group, Inc. • 58 South Service Road • Melville, NY 11747 • 631-730-2200
www.hain-celestial.com

“The addition of Daily Bread branded fresh products allows us to expand our fresh operations across the United Kingdom and Europe, as more and more consumers seek out healthful, “on-the-go” eating solutions. With this acquisition, Hain Celestial has created a global, branded fresh strategy with the ability to develop fresh lines for the Linda McCartney meat-free brand and healthy branded fresh meals for children,” concluded Irwin Simon.

Hain Celestial now provides the European market with natural and organic products including:

•	Fresh products from Daily Bread and Luton in the United Kingdom and from Grains Noirs® in Belgium;
•	Frozen meat-free products from Linda McCartney® and Realeat® in the United Kingdom;
•	Grocery and Snacks products from Lima® throughout Europe;
•	Non-dairy beverages from Rice Dream®, Soy Dream®, Natumi® and Granose® throughout Europe; and
•	Hain Celestial global brands—Celestial Seasonings®, Terra® and Earth’s Best® throughout Europe.

The Hain Celestial Group
The Hain Celestial Group (NASDAQ: HAIN), headquartered in Melville, NY, is a leading natural and organic food and personal care products company in North America and Europe. Hain Celestial participates in almost all natural food categories with well-known brands that include Celestial Seasonings®, Terra®, Garden of Eatin’®, Health Valley®, WestSoy®, Earth’s Best®, Arrowhead Mills®, MaraNatha®, SunSpire®, DeBoles®, Hain Pure Foods®, FreeBird™, Plainville Farms®, Hollywood®, Spectrum Naturals®, Spectrum Essentials®, Walnut Acres Organic®, Imagine®, Rice Dream®, Soy Dream®, Rosetto®, Ethnic Gourmet®, Yves Veggie Cuisine®, Granose®, Realeat®, Linda McCartney®, Daily Bread™, Lima®, Grains Noirs®, Natumi®, JASON®, Zia® Natural Skincare, Avalon Organics®, Alba Botanica®, Queen Helene®, Tushies® and TenderCare®. Hain Celestial has been providing “A Healthy Way of Life” since 1993.  For more information, visit www.hain-celestial.com.

The Hain Celestial Group, Inc. • 58 South Service Road • Melville, NY 11747 • 631-730-2200
www.hain-celestial.com

Safe Harbor Statement
This press release contains forward-looking statements within and constitutes a "Safe Harbor" statement under the Private Securities Litigation Act of 1995. Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve known and unknown risks and uncertainties, which could cause our actual results to differ materially from those described in the forward-looking statements. These risks include but are not limited to general economic and business conditions; our ability to implement our business and acquisition strategy; our ability to effectively integrate our acquisitions; competition; availability and retention of key personnel; our reliance on third party distributors, manufacturers and suppliers; changes in customer preferences; international sales and operations; the results of the SEC’s inquiry into our stock option practices; changes in, or the failure to comply with, government regulations; and other risks detailed from time-to-time in the Company’s reports filed with the SEC, including the annual report on Form 10-K, for the fiscal year ended June 30, 2007. As a result of the foregoing and other factors, no assurance can be given as to future results, levels of activity and achievements and neither the Company nor any person assumes responsibility for the accuracy and completeness of these statements.

The Hain Celestial Group, Inc. • 58 South Service Road • Melville, NY 11747 • 631-730-2200
www.hain-celestial.com